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                                                                EXHIBIT 3-A (ii)

                         ARTICLES OF AMENDMENT OF THE

                      RESTATED ARTICLES OF INCORPORATION

                            OF QUALITY DINING, INC.


          Quality Dining, Inc. (hereinafter referred to as the "Corporation"), existing pursuant to the Indiana Business Corporation Law and desiring to give notice of corporate action effectuating amendment of its Restated Articles of Incorporation, sets forth the following facts:


                                   Article I

                                   Amendment

          Section 1. The name of the Corporation following this amendment continues to be Quality Dining, Inc.

          Section 2. Upon effectiveness of these Articles of Amendment, the Corporation's Restated Articles of Incorporation shall be amended by adding a new Section 5.6 thereto, the exact text of which is attached as Exhibit A.

          Section 3. The foregoing amendment was duly adopted by the Corporation's Board of Directors on May 20, 1996. The effective date of such amendment shall be the date of filing of these Articles of Amendment with the office of the Secretary of State of the State of Indiana.

                                  Article II

                          Manner of Adoption and Vote

          Section 1. The amendment was adopted by the Corporation's Board of Directors without shareholder action, and shareholder action was not required.
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          Section 2.  The manner of adoption of the amendment by the
Corporation's Board of Directors constitutes full legal compliance with the provisions of the Indiana Business Corporation Law and the Corporation's Restated Articles of Incorporation and By-Laws.

          IN WITNESS WHEREOF, the undersigned officer of Quality Dining, Inc. has executed these Articles of Amendment this 6th day of June, 1996.


                               /s/ David M. Findlay
                               ----------------------------------
                               David M. Findlay,
                               President, Chief Executive Officer
                               and Chairman of the Board
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                                                                       EXHIBIT A
                                                                       ---------


          Section 5.6. Terms of Series A Convertible Cumulative Preferred Stock. The designations, preferences, limitations and relative voting and other rights of the shares of the first series of the authorized Preferred Stock of the Corporation (such shares being hereinafter sometimes called the "Series A Preferred Stock"), in addition to those set forth in these Restated Articles of Incorporation which are applicable to Preferred Stock of all series, are hereby fixed as follows:

          (a) Designation and Amount. The shares of such series shall be designated the Series A Convertible Cumulative Preferred Stock and the number of authorized shares constituting such series shall be 141,450 shares. Any authorized shares of such series that are not issued at the Effective Time of the Merger (as defined in paragraph (e)(viii) below) shall revert to the status of authorized but unissued Preferred Stock of the Corporation.

          (b) Stated Value. The stated value of the Series A Preferred Stock shall be $100.00 per share.

          (c)  Dividends.

               (i) When and as declared by the Corporation's Board of Directors, and to the extent permitted by the Corporation Law, the Corporation will pay preferential dividends to the holders of the Series A Preferred Stock as provided in this subsection (i). The Series A Preferred Stock shall accrue dividends that shall increase with the passage of time. Except as otherwise provided herein, dividends on each share of Series A Preferred Stock (a "Share") will accrue cumulatively on an annual basis, beginning with the first anniversary of the Date of Issuance (as defined below), at the rate indicated in the chart below, such rate to be calculated as the specified percentage of the stated value of such Share from and including the Date of Issuance of such Share, to and including the date on which the Corporation redeems such Share (as provided for in subsection (d) below). Such dividends will accrue whether or not they have been declared and whether or not there are funds of the Corporation legally available for the payment of dividends. For the purposes of determining the amount of any dividend, July 1, 1993 will be deemed the "Date of Issuance," regardless of (A) the date upon which any Shares are issued, (B) the number of times transfer of such Shares is made on the stock records maintained by or for the

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          Corporation, and (C) the number of certificates which may be issued to evidence such Shares.

          The dividend rate shall follow the table set forth below:


          Annual Rate                       Years
          -------------          ----------------------------

               0%               July 1, 1993 - June 30, 2000
               2%               July 1, 2000 - June 30, 2005
               4%               July 1, 2005 - June 30, 2010
               6%               July 1, 2010 - June 30, 2015
               8%               July 1, 2015 - June 30, 2020
              10%               July 1, 2020 - June 30, 2025

               (ii) Dividend Payment and Accrual Dates. The Corporation will pay dividends, if at all, on the Series A Preferred Stock within 60 days following the applicable anniversary date as set forth in the table above. To the extent dividends are not paid as provided for herein, all such unpaid dividends will be deemed to have accrued on each Share outstanding as of the applicable anniversary date, and will be added to the Liquidation Value (as defined below) of such Share, and will remain a part thereof until such dividends are paid or until the Share is redeemed.

               (iii) Distribution of Partial Dividend Payments. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment will be distributed ratably among the holders of the Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the Shares held by such holder.

          (d)  Redemptions.

               (i) Scheduled Redemption. Except as set forth herein, the Corporation will redeem all of the then outstanding Shares of Series A Preferred stock on July 1, 2025 (the "Scheduled Redemption Date"), at a price per Share equal to the Liquidation Value thereof. The sum of the stated value of the Share and all accrued cumulative and unpaid dividends thereon shall be referred to as the "Liquidation Value."

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               (ii)  Special Redemptions.  Notwithstanding the foregoing, the
          Corporation may redeem all of the then outstanding Shares of Series A Preferred Stock at any time, upon 30 days prior written notice to the holders of such Shares, at a price per share equal to the Liquidation Value of the Shares as of the date upon which the Shares are to be redeemed.

               (iii) Payment. For each Share which is to be redeemed, if the funds of the Corporation legally available for redemption of the Shares on any redemption date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of Shares, such funds will immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any redemption date but which it has not redeemed.

               (iv) Notice of Redemptions. The Corporation will mail written notice of redemption of Series A Preferred Stock to each record holder not more than sixty days nor less than thirty days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation's option, the Corporation will become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost of such holder within three business days after surrender of the certificate representing the redeemed Shares.

               (v) Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share is paid. On such date all rights of the holders of such Share will cease, and such Share will not be deemed to be outstanding.

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          (e)  Conversion Rights.

               (i) Subject to paragraphs (ii) and (iii) below, any holder of Series A Preferred Stock may convert all of the Series A Preferred Stock held by such holder into shares of Common Stock in the manner, and at such time, as provided for in paragraphs (ii) and (iii), below.

              (ii) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, and without the payment of additional consideration by the holder thereof, at any time within ninety (90) days after the Effective Time of the Merger (as defined in paragraph (viii) below) into such number of fully paid and nonassessable shares of the Corporation's Common Stock as shall be determined by multiplying the number of shares to be converted by the Liquidation Value of such shares, and dividing the result by the Fair Market Value per share of the Corporation's Common Stock.

             (iii) The Fair Market Value per share of the Corporation's Common Stock shall be deemed to be the average closing price per share of the Corporation's Common Stock on the Nasdaq National Market System for the five trading days immediately preceding (and not including) the date of the Effective Time of the Merger.

              (iv) Each conversion of Series A Preferred Stock will be deemed to have been effective as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time that such conversion has been effected, the rights of the holder of such Series A Preferred Stock as such holder will cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

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               (v)  As soon as possible after a conversion has been effected
          (but in any event within five business days in the case of paragraph
          (vii) below), the Corporation will deliver to the converting holder:

                    (A) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                    (B) payment in an amount equal to the amount payable under paragraph (vii) below with respect to such conversion.

               (vi) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock will be made without charge to the holders of such Series A Preferred Stock. Upon conversion of each share of Series A Preferred Stock, the Corporation will take all such actions as are necessary in order to ensure the Common Stock issuable with respect to such conversion will be validly issued, fully paid, and non-assessable.

               (vii) If any fractional interest in a share of Common Stock would, except for the provisions of this paragraph (vii), be deliverable upon any conversion of the Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, will pay an amount to the holder thereof equal to such fractional interest of the Fair Market Value per share.

               (viii) The "Effective Time of the Merger" means the date an appropriate certificate of Merger is filed with the Delaware Secretary of State effecting the merger of BAC, Inc., the Corporation's wholly owned subsidiary, with and into Bruegger's Corporation.

          (f) Voting Rights. The holders of the Series A Preferred Stock are entitled to one vote for each share held at all meetings of stockholders. Except as required by the Corporation Law or by the provisions of Section 5.6(h),

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     holders of Series A Preferred Stock shall vote together with the holders of
     Common Stock as a single class.

          (g)  Priorities.

               (i) Dividends. As long as any Series A Preferred Stock remains outstanding, the Corporation will not declare or pay any dividend or make any distribution upon the Common Stock, unless and until all accrued but unpaid dividends on Series A Preferred Stock have been fully paid to the holders of such shares.

               (ii) Priority on Liquidation. Upon any liquidation, dissolution, or winding up of the Corporation, if the assets of the Corporation to be distributed among the holders of Series A Preferred Stock and the Common Stock are insufficient to permit payment to the holders of Series A Preferred Stock in an amount equal to the Liquidation Value of all outstanding shares of Series A Preferred Stock, then the assets of the Corporation to be distributed to such holders will be distributed (A) first, to the holders of Series A Preferred Stock, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets to be distributed are insufficient for such purpose, the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of Series A Preferred Stock held by each such holder, and (B) second, the balance (if any) will be distributed ratably among the holders of the Common Stock.

          (h) Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of this Section 5.6 without the prior written consent of the holders of at least 50% of the Series A Preferred Stock outstanding at the time such action is taken; provided that no such action may change (i) the rate at which or the manner in which dividends on the Series A Preferred Stock accrue, the times at which such dividends become payable, the amount payable on redemption of the Series A Preferred Stock, or the times at which redemption of Series A Preferred Stock is to occur, without the prior written consent of the holders of at least 60% of the Series A Preferred Stock then outstanding, or (ii) the percentage required to approve any change described in clause
     (i) above, without the prior written consent of the holders of at least 60% of the Series A Preferred Stock then outstanding. Notwithstanding anything to be contrary in the foregoing, the Corporation may issue new series of Preferred Stock without the prior written consent of any holder of

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     Series A Preferred Stock, provided that the Corporation complies with the requirements of the Corporation Law and these Restated Articles of Incorporation.

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